UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of theSecurities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2003

LIFESTREAM TECHNOLOGIES, INC.

(exact name of registrant as specified it its charter)

Nevada	0-29058	82-0487965
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

510 Clearwater Loop, Suite 101

POST FALLS, ID 83854

(208) 457-9409

(Address of principal executive offices, including zip code, and telephone number, Including area code)

Not applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

Private Placement of Securities

On June 20, 2003, Lifestream Technologies, Inc. (AMEX:KFL) (the "Company") announced a private placement of 33,000,000 shares of its common stock, par value $.001 per share (the "Common Stock"), at $.10 per share, to a group of accredited current and new investors for a total purchase price of $3.3 million. The Company also announced that certain holders of $2.5 million of convertible debt had converted such short-term debt to Common Stock at $.10 per share.

As part of the transaction, the Company entered into a Securities Purchase Agreement containing customary representations, warranties and undertakings regarding the securities issued. The Company also entered into a Registration Rights Agreement that requires the Company to register the Common Stock issued in the transaction. The Registration Rights Agreement contains customary representations, warranties and undertakings and provides for liquidated damages if the registration statement is not made effective within certain, short term periods, unless the securities covered by the registration rights are otherwise freely tradable under federal and state securities law.

The placement agent, HPC Capital Management, received cash commissions equal to $128,000 or 8% of the first $1.6 million of the offering proceeds, plus reimbursement of certain out-of-pocket expenses. The Company raised the additional $1.7 million from its current investors.

A copy of the press release dated June 20, 2003, issued by the Company regarding this financing is attached hereto as Exhibit No. 99.1.

Item 7. Finance Statements, Pro forma Financial Information and Exhibits
Exhibits
99.1	Press Release, dated June 20, 2003, issued by the Company
99.2	Securities Purchase Agreement dated June 5, 2003.
99.3	Registration Rights Agreement dated June 5, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2003.
LIFESTREAM TECHNOLOGIES, INC.

By: /s/ Christopher Maus
Its: Chairman, President and CEO

Exhibit Index:
Exhibit	Document Description
99.1	Press Release, dated June 20, 2003, issued by the Company
99.2	Securities Purchase Agreement dated June 5, 2003
99.3	Registration Rights Agreement dated June 5, 2003